CONCORD DEBT HOLDINGS ANNOUNCES SECOND QUARTER INVESTMENT
BONDS IMPAIRMENT CHARGES

Boston, August 1/PR Newswire-FirstCall/--Concord Debt Holdings LLC (“Concord”), a 50-50 joint venture debt platform between Winthrop Realty Trust (NYSE:FUR) and Lexington Realty Trust (NYSE:LXP) formed to originate and acquire real estate debt securities and real estate loans, today announced that in connection with its quarterly in depth review of its loan and bond portfolio, it will be taking other than temporary impairment charges (“non-temporary charges”) of approximately $50.4 million relating to its $203.2 million bond portfolio for the quarter ending June 30, 2008, of which each of Lexington and Winthrop will recognize 50% of this impairment.  Together with prior non-temporary charges taken of approximately $16.4 million, total non-temporary charges taken will have increased to approximately $66.8 million in the aggregate.  In so doing, management elected to include in this charge all existing balance sheet mark to market charges for its bond portfolio.  The determination to make this adjustment at this time primarily reflects management’s concerns with respect to the present bond market conditions and its view of the absence of any near or mid-term recovery in that market, as well as a review of the performance and quality of the underlying loan collateral.  In this regard, it is important to note that except as to one CMBS bond with a current principal balance of $14.2 million, the portfolio is current with respect to all payments of interest and principal.  In addition, with respect to two of Concord’s loans, management has determined to take an aggregate loan reserve of $2.2 million on its $911.4 million loan portfolio reflecting its view of potential losses which may be realized.  Neither of these loans, which have an aggregate principal balance of $28.5 million, is in monetary or non-monetary default at this time.

Regarding these accounting charges, Michael L. Ashner, Chief Executive Officer of Winthrop, commented, “Together with the non-temporary charges taken in previous periods, these additional charges to our bond portfolios are intended to reflect management’s current views as to their value taking into consideration both our near and long term concerns regarding the absence of liquidity and the extreme volatility of the markets in which the bonds trade.  Management’s assessment and determination of the appropriate charges is further based on an ongoing comprehensive review and stress analysis of the underlying real estate collateral supporting our bond portfolio.  Finally, rather than characterizing current market reductions as either temporary or non-temporary charges, management has now elected in all cases to characterize all of the existing charges as non-temporary charges in view of our expressed concerns relating to long term bond market conditions.  The reserves to our loan portfolio similarly reflect our current viewpoint as to these two particular loans in the context of overall real estate market conditions.”

About Lexington Realty Trust

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol "LXP". Additional information about Lexington is available on-line at http://www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.  Further details regarding Lexington Realty Trust’s results of operations, properties, and tenants are available in Lexington’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2008 which will be filed with the Securities and Exchange Commission and will be available for download at Lexington’s website www.lxp.com or at the Securities and Exchange Commission website www.sec.gov.

About Winthrop Realty Trust

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Through its subsidiaries and joint ventures, Winthrop acquires, owns, and manages a portfolio of office, retail, and industrial properties.  Additional information about Winthrop is available on-line at http://www.winthropreit.com or by contacting Winthrop Realty Trust, Investor Relations, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.  Further details regarding Winthrop Realty Trust’s results of operations, properties, and tenants are available in Winthrop’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2008 which will be filed with the Securities and Exchange Commission and will be available for download at Winthrop’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. Forward-looking statements, which are based on certain assumptions and describe Concord's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Concord undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Concord's expectations will be realized.

SOURCE Concord Debt Holdings LLC

Contact: Beverly Bergman, Concord Debt Holdings LLC, +1-617-570-4600, bbergman@firstwinthrop.com.